The Royce Fund

Royce European Small-Cap Fund

At a Special Meeting of Shareholders held on January 21, 2016, Royce European Small-Cap Fund’s (“European Small-Cap”) shareholders approved the following:

 Proposal

 For

 Against

 Abstain

 to approve a Plan of Reorganization of The Royce Fund, on behalf of European Small-Cap and Royce International Premier Fund (“International Premier”), whereby all of the assets of European Small-Cap would be transferred to International Premier in exchange for International Premier’s assumption of all of the liabilities of European Small-Cap and International Premier’s issuance to European Small-Cap shares of beneficial interest of International Premier.

 740,245

 269,866

 12,699

Royce Global Value Fund

At a Special Meeting of Shareholders held on January 21, 2016, Royce Global Value Fund’s (“Global Value”) shareholders approved the following:

 Proposal

 For

 Against

 Abstain

 to approve a Plan of Reorganization of The Royce Fund, on behalf of Global Value and Royce International Premier Fund (“International Premier”), whereby all of the assets of Global Value would be transferred to International Premier in exchange for International Premier’s assumption of all of the liabilities of Global Value and International Premier’s issuance to Global Value shares of beneficial interest of International Premier.

 1,685,542

 678,529

 74,395